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                                                                    EXHIBIT 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                             Nine Months Ended September 30,
                                                                                                2001              2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                           (Thousands, except ratio amounts)
Pretax income from continuing operations..............................................    $      13,396     $    (11,026)
Undistributed income of less than 50% owned equity investees..........................             (948)          (2,540)
Minority interest in income of majority owned subsidiaries
 with fixed charges...................................................................           (1,813)             567
Add fixed charges as adjusted (from below)............................................          187,568          246,870
                                                                                          -------------     ------------
                                                                                          $     198,203     $    233,871
                                                                                          -------------     ------------

Fixed charges:
 Interest expense:
         Corporate    ................................................................    $     159,849     $    211,516
         Financial services...........................................................                -            8,833
         Capitalized  ................................................................                -               (1)
         Amortization of debt costs...................................................            4,541            4,854
 1/3 of rental expense................................................................           23,178           21,667
                                                                                          -------------     ------------
 Fixed charges ........................................................................         187,568          246,869
 Less:   Capitalized interest.........................................................                -                1
                                                                                          -------------     ------------
Fixed charges as adjusted.............................................................    $     187,568     $    246,870
                                                                                          =============     ============

Ratio (earnings divided by fixed charges).............................................             1.06             0.95
                                                                                          =============     ============
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Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 1.36 and 1.00 for the nine months ended September
30, 2001 and 2000, respectively.